Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Turner Funds:

We consent to the use of our report dated November 22, 2013, with respect to the financial statements of the Turner Large Growth Fund and Turner Midcap Growth Fund, two of the portfolios constituting the Turner Funds, as of September 30, 2013, incorporated herein by reference, and to the references to our firm under the headings “Other Service Providers”, “Financial Highlights”, and “Financial Statements” in the proxy statement/prospectus in the registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 23, 2014